Exhibit 99.7

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT is entered into as of the 30th day of June 2008 (this “Agreement”), by and among CONSUMER PORTFOLIO SERVICES, INC., a California corporation (the “Company”), CHARLES E. BRADLEY, JR., an individual (“Bradley”), and LEVINE LEICHTMAN CAPITAL PARTNERS IV, L.P., a Delaware limited partnership (“LLCP”).

RECITALS

A. The Company and LLCP are parties to that certain Securities Purchase Agreement dated as of June 30, 2008, (as amended from time to time, the “ Securities Purchase Agreement”) pursuant to which, on the date hereof, the Company is issuing and selling to LLCP, among other things, 1,225,000 shares of the Company’s common stock, no par value (“Common Stock”), a warrant to purchase 1,500,000 shares of Common Stock (the “Purchaser Closing FMV Warrant”), and a warrant to purchase 275,000 shares of Common Stock (the “Purchaser Closing Penny Warrant” and, together with the Purchaser Closing FMV Warrant, the “Purchaser Closing Warrants”).

B. In connection with the execution and delivery of the Securities Purchase Agreement, the parties wish to enter into this Agreement pursuant to which the Company and Bradley wish to grant to LLCP certain investment monitoring, management, tag-along and other rights and benefits, respectively, all as more fully described herein.

C. Unless otherwise indicated, all capitalized terms used in this Agreement shall have the respective meanings ascribed to them in the Securities Purchase Agreement. The rules of interpretation and construction specified in Sections 1.2 through 1.6 of the Securities Purchase Agreement shall likewise govern the interpretation and construction of this Agreement.

AGREEMENT

In consideration of the mutual covenants and agreements set forth herein, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. INVESTMENT MONITORING/MANAGEMENT RIGHTS.

1.1 Election of LLCP Representative to Board.

(a) At the written request of LLCP from time to time, the Company shall take all such steps (whether corporate or otherwise) as may be required or appropriate to cause any individual designated by LLCP (in such capacity, the “LLCP Representative”) to be duly appointed or elected to the Board of Directors of the Company (the “Board of Directors”), effective as of the close of business on the fifth (5th) Business Day following receipt by the Company of such written request. In addition, at any election of directors, the Company agrees to nominate any individual then-serving as the LLCP Representative or any other individual designated by LLCP, as the case may be, for election as a director and shall otherwise use its best efforts to cause such individual to be elected to and remain as a member of the Board of Directors unless and until the death, resignation or removal by LLCP of the LLCP Representative from the Board of Directors.

(b) In furtherance of the foregoing, at every meeting of the shareholders of the Company called with respect to the election of directors, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of the Company with respect to the election of directors, Bradley irrevocably covenants and agrees to vote any and all shares of Common Stock as to which he has the right to vote, and, to the extent he has the power to do so, to cause each of the other Bradley Parties (as defined below) to vote all of his, its or their shares of Common Stock as to which such other Bradley Party has the right to vote, for the election of the LLCP Representative at each election of directors; provided, however, that it shall not constitute a violation of this covenant to the extent that a pledgee of any such shares of Common Stock acquires the exclusive right to vote such shares pursuant to the terms of any pledge agreement under which such shares have been pledged by Bradley or any other Bradley Party, as the case may be. In the event of the death or resignation of the LLCP Representative at any time, or in the event the LLCP Representative shall not be elected to the Board of Directors at any election of directors for any reason, the Company shall, upon request of LLCP, promptly (and in any event within five (5) Business Days of such request) take such steps as may be necessary (including increasing the size of the Board of Directors) to cause the LLCP Representative to be duly appointed or elected as a member of the Board of Directors. To the extent that the Board of Directors delegates any of its duties to an executive committee or other committee, the LLCP Representative shall, upon his or her request, be elected or appointed to such committee.

(c) The voting agreements provided for in this Section 1.1 are intended to constitute enforceable voting agreements within the scope of Section 706 of the General Corporation Law of the State of California and are coupled with an interest.

1.2 Observation Rights. If, at any time, no LLCP Representative is serving on the Board of Directors for any reason, LLCP shall be entitled to receive notice of, and be entitled to have one (1) representative and one (1) advisor to such representative (or, at LLCP’s election, two (2) representatives) attend as observers at, all meetings of the Board of Directors and of all committees thereof and at all meetings of the shareholders of the Company. Notice of such meetings shall be given to LLCP in the same manner and at the same time as that given to the members of the Board of Directors or such committees and at the same time as to the shareholders of the Company, as the case may be. LLCP shall be provided with copies of (i) a meeting agenda, if any is prepared, (ii) all information which is provided to the members of the Board of Directors or such committees or to the shareholders of the Company (whether prior to, at, or subsequent to any such meetings), as the case may be, at the same time as such materials are provided to the members of the Board of Directors or such committee or to the shareholders of the Company, as the case may be, and (iii) copies of the minutes of all meetings of the Board of Directors and such committees and of all meetings of shareholders concurrently with the distribution of such minutes to one or more members of the Board of Directors or such committees or shareholders, as the case may be.

1.3 Operating Meetings. In each calendar month commencing after the Closing Date, representatives of LLCP and the Company shall meet to review the financial condition of the Company and its Subsidiaries as reflected in the information furnished pursuant to

Section 8.3 of the Securities Purchase Agreement. Each operating meeting shall at all times be comprised of at least three (3) members of senior management of the Company, one of whom will be Bradley, and two (2) individuals designated by LLCP. The financial officers and other members of senior management of the Company and its Subsidiaries shall be reasonably available at each operating meeting to review financial information and discuss other matters. LLCP and the Company shall mutually agree in each calendar month on the date and time for the operating meeting to be held in the immediately succeeding calendar month (provided that the failure to agree on such date and time in any month shall not be construed as an agreement not to hold an operating meeting in the immediately succeeding month). Operating meetings may be conducted by telephone so long as each of the persons attending can hear each of the other persons attending the operating meeting. The financial officers of the Company shall prepare a financial package to be delivered to LLCP at least forty-eight hours (48) hours prior to each regularly scheduled monthly operating meeting. The financial package shall include (a) each statement, schedule, analysis or other information described in Section 8.3 of the Securities Purchase Agreement that can be prepared from available information or otherwise reported but has not yet been delivered to LLCP, (b) such other information regarding the Company and its other Subsidiaries as LLCP may from time to time reasonably request, and (c) such other materials as the financial officers shall include in furtherance of the purposes of the meeting.

1.4 Termination of Rights Under Sections 1.1, 1.2 and 1.3. LLCP’s rights under Sections 1.1, 1.2 and 1.3 shall continue until the Termination Date (as defined below); provided, however, that LLCP’s rights under Sections 1.1, 1.2 and 1.3 shall nevertheless continue for a period of two (2) years after the Termination Date if LLCP informs the Company in writing that it believes in good faith that it is required to retain such rights to qualify as a “venture capital operating company” for purposes of complying with the requirements of ERISA. For purposes of this Agreement, the “Termination Date” shall mean the latest to occur of (a) the date on which all amounts owing under the Notes have been satisfied in full, or (b) the date on which the percentage of Common Stock Deemed Owned (as defined below) by LLCP is less than three percent (3.0%) and all such Common Stock (including any Common Stock issuable upon exercise of Warrants) is Freely Tradeable (as defined below). For purposes of this Agreement, the number of shares of Common Stock “Deemed Owned” by LLCP shall be equal to the number of shares of Common Stock owned by LLCP and its Affiliates, assuming exercise, conversion and exchange of all options, warrants, convertible securities and exercisable securities owned directly or indirectly by LLCP and its Affiliates, and the percentage of Common Stock “Deemed Owned” by LLCP shall be equal to (i) the number of shares of Common Stock Deemed Owned by LLCP, divided by (ii) the total actual number of shares of Common Stock then outstanding. For purposes of this Agreement, securities shall be deemed to be “Freely Tradeable” when all such securities can be sold pursuant to the provisions of Rule 144(b)(1) under the Securities Act (or any successor provision providing for the resale of restricted securities without regard to the manner of sale and without any volume limitations), and assuming, in the case of securities issuable pursuant to a warrant with “net exercise” provisions, that the holder of such warrant elects to use the “net exercise” provisions in connection with any exercise of such warrant.

1.5 Indemnification and Insurance. The Company shall, to the maximum extent permitted by Applicable Laws, indemnify and hold harmless the LLCP Representative, LLCP and LLCP’s employees, general and limited partners, principals, agents, attorneys, accountants, representatives and affiliates (collectively, the “LLCP Parties”) from all costs, expenses, liabilities, claims, damages and losses, including attorneys’ fees and the cost of any investigation and preparation incurred in connection therewith (collectively, “Liabilities and Costs”), arising out of or in any way related to the fact that any LLCP Party is or was a director or other agent of the Company or any Subsidiary of the Company, or, while a director or other agent, is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, including without limitation, liabilities and costs incurred in connection with any challenge of the provisions of this Section 1.5. Upon request by any LLCP Party, the Company shall advance (within ten (10) Business Days of such request) any and all expenses, including any and all attorneys’ fees and the cost of any investigation and preparation incurred in connection with any matter for which such LLCP Party is or may be entitled to indemnification hereunder; provided, however, that, if and to the extent that a court of competent jurisdiction finally determines that such LLCP Party is not permitted to be indemnified with respect to such matter under Applicable Laws, the Company shall be entitled to reimbursement of any expenses so advanced. The Company shall also indemnify each LLCP Party from and against any and all Liabilities and Costs incurred in connection with any claim or action brought to enforce such LLCP Party’s rights under this Section 1.5, or under Applicable Laws or the Company’s Articles of Incorporation or Bylaws now or hereafter in effect relating to indemnification, or for recovery under directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether such LLCP Party is ultimately determined to be entitled to such indemnification or insurance recovery, as the case may be. If for any reason the foregoing indemnification is not available for any reason or is not sufficient to indemnify and hold the LLCP Parties harmless from all such Liabilities and Costs, then the Company shall contribute to the amount of all such Liabilities and Costs paid or payable by any LLCP Party in such proportion as is appropriate to reflect not only the relative benefits received by the Company, on the one hand, and LLCP, on the other hand, but also the relative fault of each, as well as any other equitable considerations. The Company’s reimbursement, indemnity and contribution obligations shall be in addition to any liability the Company may otherwise have at law or under any other agreement, including without limitation, the Securities Purchase Agreement, and such obligations shall extend, upon the same terms, to all LLCP Parties. This Section 1.5 shall survive indefinitely the termination of this Agreement. At any time that an LLCP Representative is serving on the Board of Directors, the Company shall maintain in force and effect one or more insurance policies providing at least $15,000,000 in insurance coverage for director liability, including coverage for claims under federal and state securities laws. The Company represents and warrants to LLCP that it currently maintains in effect one or more insurance policies providing at least $15,000,000 in insurance coverage for director liability, including coverage for claims arising under federal and state securities laws.

2. RESTRICTIONS ON TRANSFER.

2.1 General. In addition to, and without limitation of, any other restrictions and covenants in this Agreement, Bradley shall not Transfer any shares of Common Stock, and shall cause the Bradley Parties to not Transfer any shares of Common Stock, except for Permitted Transfers and Permitted Related Party Transfers. (Capitalized terms used in the preceding sentence that are not otherwise defined shall have the meanings set forth in Section 2.2 below.)

2.2 Defined Terms.

(a) “Bradley Parties” means Bradley, any member of Bradley’s Immediate Family (as defined below) and any entity “controlled” (within the meaning of the definition of Affiliate in the Securities Purchase Agreement) by Bradley.

(b) “Immediate Family” shall have the meaning set forth in the Securities Purchase Agreement, except that, solely for purposes of this Agreement, the “Immediate Family” of an individual shall not include the parents or adult siblings of such individual who do not live in the same residence as such individual.

(c) “Transfer” shall mean any sale, transfer, assignment, hypothecation, pledge, encumbrance, placement in trust (voting or otherwise) or transfer by operation of law or other disposition (including through the establishment of a “call equivalent position” or a “put equivalent position”), whether direct or indirect, whether voluntary or involuntary, whether by gift, bequest or otherwise, of shares of Common Stock.

(d) “Permitted Related Party Transfer” shall mean, with respect to Bradley, (i) sales by the estate of Bradley to a spouse or other member of his Immediate Family within one (1) year after Bradley’s death; (ii) transfers by Bradley to a trust for the benefit of Bradley or one or more of his Immediate Family members, or to an executor, administrator or other personal representative pending distribution to such Immediate Family members or a trust; or (iii) by inter vivos transfer to an Immediate Family member of Bradley or to a trust primarily for Bradley’s benefit or the benefit of an Immediate Family member of Bradley; provided, however, that in each of the foregoing clauses (i), (ii) and (iii), the transferee shall execute and deliver to LLCP and the Company an instrument, in form and substance reasonably acceptable to LLCP, agreeing to be bound by the provisions of this Agreement.

(e) “Permitted Transfer” shall mean (i) sales in a public offering registered under the Securities Act of 1933, as amended (the “Act”); (ii) sales pursuant to Rule 144 or any similar successor rule promulgated under the Act; (iii) sales of shares of Common Stock which do not constitute “restricted securities” as such term is defined in Rule 144(a)(3) to the extent Bradley is not an Affiliate of the Company at the time of such sale; (iv) sales effected pursuant to a margin call by a broker holding shares of Common Stock as collateral for a margin account; (v) the pledge of shares pursuant to the terms of a bona fide pledge agreement to secure obligations of Bradley; and (vi) sales effected by a bona fide pledgee pursuant to the terms of a pledge agreement permitted under the foregoing clause (v); provided, however, that to the extent that the aggregate number of shares of Common Stock Transferred by the Bradley Parties during the five (5) year period beginning on June 30, 2008 pursuant to clauses (i), (ii), (iii), (iv) and (vi) exceeds 905,000, such excess Transfers shall not constitute “Permitted Transfers.”

2.3 Termination of Restrictions on Transfer. The restrictions on transfer provided for in this Section 2 shall continue until the Termination Date.

3. TAG ALONG RIGHTS.

3.1 Tag Along Right. In addition to, and without limitation of, the other covenants and restrictions set forth in this Agreement, and subject to the provisions of Section 3.8, in the event that the Bradley Parties (or any of them) (the “Selling Holder”) receives a bona fide offer from any Person (the “Buyer”) to purchase any shares of Common

Stock from such Selling Holder and such Selling Holder desires to sell or otherwise Transfer any such shares of Common Stock pursuant to such bona fide offer, then LLCP shall be given an opportunity to sell or otherwise transfer to the Buyer its pro rata share (determined in accordance with Section 3.2) of any shares of Common Stock which the Buyer agrees to purchase held or beneficially owned by LLCP as provided in this Agreement (the “Tag Along Rights”).

3.2 TAR Offer. At least fifteen (15) days prior to the consummation of any sale or other Transfer by a Selling Holder of any shares of Common Stock, the Selling Holder shall cause the bona fide offer from the Buyer to purchase or otherwise acquire such Selling Holder’s shares to be reduced to a writing (the “TAR Offer”) and shall deliver to LLCP written notice of the TAR Offer, together with a true copy of the TAR Offer (the “TAR Notice”). Each TAR Offer shall require the Buyer to offer to purchase or otherwise acquire from LLCP, at the same time, at the same price and on the same terms as apply to the sale or other disposition by the Selling Holder to the Buyer and according to the terms and subject to the conditions of this Agreement, not less than the number of LLCP Shares held by LLCP as shall be equal to the product of (i) the total number of shares of Common Stock which the Buyer desires to purchase or otherwise acquire, multiplied by (ii) a fraction, the numerator of which is the total number of shares of Common Stock Deemed Owned by LLCP on the date of the TAR Notice and the denominator of which is the total number of shares of Common Stock held on such date by the Selling Holder plus the total number of shares of Common Stock Deemed Owned by LLCP. Pursuant to Section 3.4, the Selling Holder may then sell to the Buyer the number of shares of Common Stock remaining after the shares of Common Stock to be sold by LLCP are subtracted from the total number of shares of Common Stock which the Buyer desires to purchase or otherwise acquire. For example, and without limiting the generality of the foregoing, if a Buyer offers to purchase 100,000 shares of Common Stock from the Selling Holder and he desires to accept such offer, then the aggregate number of shares of Common Stock which LLCP shall be entitled to sell to the Buyer upon the exercise of the Tag Along Rights shall be equal to 100,000, multiplied by the total number of shares of Common Stock Deemed Owned by LLCP, divided by the sum of the total number of shares of Common Stock Deemed Owned by LLCP, plus the total number of shares of Common Stock held by the Selling Holder. In no event shall LLCP be required to make any representation or warranty in connection with the sale to any Buyer other than as to organization and authority of LLCP, title to the shares of Common Stock to be sold by LLCP, and the absence of conflict with laws or material agreements of LLCP.

3.3 Acceptance Notice. If LLCP desires to accept the TAR Offer with respect to any shares of Common Stock, LLCP shall deliver to the Selling Holder within fifteen (15) days after receipt of the TAR Notice by LLCP, a written notice stating such acceptance of the TAR Offer and setting forth the number of shares of Common Stock that LLCP desires to sell to the Buyer (the “Acceptance Notice”). If LLCP does not deliver an Acceptance Notice to the Selling Holder in accordance with the provisions of this Section 3.3, LLCP shall be deemed to have rejected the TAR Offer. The timely delivery of the Acceptance Notice shall constitute LLCP’s agreement to sell to the Buyer the lesser of (a) the number of shares of Common Stock which LLCP is entitled to sell to the Buyer pursuant to this Section 3 and (b) the number of shares of Common Stock which LLCP desires to sell to the Buyer as set forth in the Acceptance Notice. The Acceptance Notice shall also include (i) a written undertaking of LLCP to deliver, at least two (2) Business Days prior to the expected date of the consummation of such sale or other disposition to the Buyer as indicated in the TAR Notice, such documents (including stock assignments and stock certificates, if any) as shall be reasonably required to transfer the shares of Common Stock to be sold by LLCP to the Buyer pursuant to the TAR Offer and (ii) a limited power-of-attorney authorizing the Selling Holder to transfer such shares to the Buyer pursuant to the terms of the TAR Offer.

3.4 Consummation. If there is a decrease in the price to be paid by the Buyer for the shares to be purchased from the price set forth in the TAR Offer, which decrease is acceptable to the Selling Holder, or any other material change in terms which are less favorable to the Selling Holder but which are acceptable to the Selling Holder, the Selling Holder shall immediately, but in any event within two (2) Business Days, notify LLCP of such decrease or other change, and LLCP shall have five (5) Business Days from the date of receipt of the notice of such decrease to modify the number of shares of Common Stock it will sell to the Buyer, as previously indicated in the applicable Acceptance Notice, or decline the TAR Offer. If the Selling Holder does not complete any proposed sale or other transfer for any reason, the Selling Holder shall immediately return to LLCP all documents (including stock assignments and stock certificates, if any) and powers-of-attorney which LLCP delivered to the Selling Holder pursuant to this Section 3 or otherwise in connection with such sale or other transfer.

3.5 Closing. The delivery of the stock certificate by the Selling Holder and LLCP to the Buyer in consummation of the sale of shares of Common Stock pursuant to the terms and conditions specified in the TAR Offer, and the payment by the Buyer to the Selling Holder and LLCP in immediately available funds of that portion of the sale proceeds to which the Selling Holder and LLCP are respectively entitled by reason of their participation in such sale shall occur simultaneously at a closing at the principal office of the Company, or such place as the Buyer and the selling parties may agree, at a time and at a date mutually agreeable to the Buyer and the selling parties.

3.6 Subsequent Offering. The exercise or non-exercise of the Tag Along Rights by LLCP with respect to any sale or transfer shall not affect adversely the right of LLCP to exercise the Tag Along Rights with respect to any subsequent sale or transfer.

3.7 Prohibited Sale. In the event of any purported sale of shares of Common Stock by Bradley or any Bradley Parties in contravention of this Section 3 (a “Prohibited Transfer”), LLCP shall have the right to (i) require that the Company, or the Company’s transfer agent, not enter such transfer on the books and records of the Company or (ii) sell to the Selling Holder the number of shares of Common Stock equal to the number of LLCP Shares that LLCP could have otherwise sold in connection with the sale by the Selling Holder on the following terms and conditions:

(a) The price per share which such shares are to be sold to such Selling Holder shall be equal to the price per share paid to such Selling Holder by the Buyer of such Selling Holder’s shares of Common Stock;

(b) LLCP shall deliver to such Selling Holder within not more than ten (10) business days after receiving notice from such Selling Holder of the Prohibited Transfer, the certificate or certificates representing the shares of Common Stock to be sold, each certificate being properly endorsed for transfer; and

(c) Such Selling Holder, upon receipt of the share certificates delivered pursuant to Section 3.7(b) above, shall within one (1) business day pay in cash (regardless of the form of consideration paid to such Selling Holder by the Buyer) the purchase price therefor, by wire transfer to such account as directed by LLCP or such other means of payment as is directed by LLCP, and shall reimburse LLCP for any additional expenses, including legal fees and expenses, incurred in effecting such purchase and resale.

3.8 Permitted Transfers. Notwithstanding the foregoing, Permitted Transfers and Permitted Related Party Transfers shall not be subject to the provisions of this Section 3.

3.9 Termination of Tag Along Rights. The Tag Along Rights provided for in this Section 3 shall terminate in their entirety on the Termination Date.

3.10 Representation, Warranty and Covenant of Bradley.

(a) Bradley shall give LLCP written notice within two (2) days in the event that he or an other Bradley Party purchases or otherwise acquires, directly or indirectly, any shares of Common Stock (excluding shares purchased or otherwise acquired by Bradley in the open market) after the date hereof, which shares shall, upon such purchase or other acquisition, be legended as required by Section 6.1 (to the extent required to be so legended pursuant to Section 6.1) and shall immediately become subject to the terms and provisions of Section 2 and this Section 3.

(b) Bradley represents and warrants to LLCP that: (i) He owns, as of the date hereof (a) 1,539,780 shares of Common Stock, and (b) options to purchase 1,416,099 shares of Common Stock, of which 1,176,099 are vested as of the date hereof, (ii) all of the foregoing are owned free and clear of liens or restrictions except that the shares of Common Stock are pledged in a margin account; and (iii) the execution, delivery and performance of this Agreement by him will not (a) conflict with, or result in a breach or violation of, any agreement, instrument or other document to which he is a party or to which his assets or properties may be bound, or (b) require the Consent of any other Person.

4. RIGHTS OF FIRST PURCHASE; ISSUANCE OF CERTAIN EQUITY SECURITIES; COMPANY STOCK PLANS.

4.1 Rights of First Purchase.

(a) The Company hereby grants to LLCP the right to purchase up to the LLCP Pro Rata Share (as such term is defined below) of any New Securities (as such term is defined below) which the Company may from time to time propose to issue or sell, and the Company shall not issue or sell any New Securities without first complying with the provisions of this Section 4. LLCP’s right to purchase shall be at the same price applicable to the New Securities to be issued or sold. The term “LLCP Pro Rata Share” shall be equal to the percentage of the Common Stock Deemed Owned by LLCP, calculated immediately prior to the issuance of any New Securities.

(b) The term “New Securities” shall mean any Equity Interests (including Common Stock or preferred stock) of the Company, whether authorized now or in the future, and any Equity Rights of the Company; provided, however, that the term New Securities shall not include (a) any equity securities issued in a public offering pursuant to an effective registration statement under the Securities Act, provided, however, that such equity security is listed at the time of issuance on the Nasdaq or any other recognized stock exchange, (b) any Equity Rights to purchase shares of Common Stock granted by the Company after the Shareholder Approval Date (if it occurs) to directors, officers or key employees of the Company or any of its Affiliates under any Company Stock Plan existing on the date hereof, but only to the extent that such issuances and plans comply with the terms of Section 4.2 and 4.3, (c) shares of Common Stock issuable upon exercise of Equity Rights existing as of the date hereof or upon exercise of Equity Rights issued after the date hereof in accordance with clause (b) or (d) up to Two Million Five Hundred Thousand (2,500,000) shares of Common Stock issued to the Folio Funding II Noteholder pursuant to definitive agreements that are entered into pursuant to the Folio Funding II/Citigroup Term Sheet after the date hereof, but only if the terms of issuance and associated transactions are consistent with the Folio Funding II/Citigroup Term Sheet.

(c) If the Company proposes from time to time to undertake any issuance of New Securities, it shall give LLCP written notice (an “Issuance Notice”) of such proposed issuance, describing the type of New Securities, the proposed offer price and the general terms upon which the Company proposes to issue the same. LLCP shall have thirty (30) days after its receipt of the Issuance Notice to decide whether it wishes to purchase up to the LLCP Pro Rata Share of the New Securities for the price and upon the terms specified in the Issuance Notice by furnishing written notice to the Company (a “Purchase Notice”), indicating the number of New Securities to be purchased by LLCP. To the extent that LLCP shall have timely furnished a Purchase Notice to the Company, the Company shall, at the closing of the issuance of such New Securities, sell to LLCP such number of New Securities as LLCP shall have notified the Company that it intends to purchase in the applicable Purchase Notice.

4.2 Issuance of Certain Equity Securities. Prior to the Shareholder Approval Date, the Company shall not issue or grant, or approve the issuance or grant of, any Equity Interests, Convertible Securities or Equity Rights to any Person (other than LLCP or an Affiliate thereof or, pursuant to the transactions contemplated by Section 2.6(c)(viii) of the Securities Purchase Agreement, the Folio Funding II Noteholder), whether a director, officer, employee, consultant, independent contractor or other Person. Thereafter, the Company shall not, without the prior written consent of LLCP, issue or grant, or approve the issuance or grant of, any Equity Interests or any Equity Rights to any Person (other than LLCP or an Affiliate thereof), whether a director, officer, employee, consultant, independent contractor or other Person; provided, however, that the Company may, without the written consent of LLCP, grant to the following individuals in any Fiscal Year Equity Rights under the Company Stock Plans to purchase the corresponding number of shares of Common Stock: (a) to Bradley, Equity Rights to purchase not more than 250,000 shares of Common Stock; (b) to any individual (other than Bradley) serving as a Chief Operating Officer or Chairman of the Board of the Company, Equity Rights to purchase not more than 100,000 shares for each such office, (c) to any individual serving as a Senior Vice President of the Company, Equity Rights to purchase not more than 50,000 shares of Common Stock; (d) to any individual serving in a position that is below a Senior Vice President of the Company, Equity Rights to purchase not more than 25,000 shares of Common Stock; and (e) to any individual serving as director of the Company, Equity Rights to purchase not more than 12,000 shares of Common Stock.

4.3 Company Stock Plans. The Company shall not amend, supplement or otherwise modify any Company Stock Plan or related agreement or arrangement in existence on the date of this Agreement, or adopt, approve or amend any new stock option, incentive, purchase or similar plan, agreement or arrangement, in each case without the prior affirmative vote or written consent of the shareholders of the Company and the prior affirmative vote or written consent of LLCP. The Company shall not permit any of its Subsidiaries to issue any Equity Interests or Equity Rights, or adopt or approve any stock option, incentive, purchase or similar plan, agreement or arrangement.

4.4 The rights of LLCP under this Section 4 shall terminate on the Termination Date.

5. COVENANTS OF BRADLEY.

5.1 Protection and Use of Confidential Information. Bradley acknowledges and agrees that, in the course of the performance of his duties for the Company, he has or will come into the possession of confidential information which is valuable to the Company by virtue of the fact that such information is not generally known to the public or to the Company’s competitors (“Confidential Information”). The Confidential Information includes, but is not limited to, trade secrets, business records, vendor lists, dealer lists, information concerning financing sources, information concerning employees, information concerning the Company’s products and services, technical data, know how, specifications, processes, computations, development work, business plans, financial projections and other internal financial information, pricing information, information concerning the Company’s sales and marketing programs, training materials and computer programs and routines. Bradley agrees that (i) he will not, at any time either during or after his employment with the Company, in any manner, either directly or indirectly divulge, disclose or communicate any Confidential Information to any Person, (ii) he will not use any Confidential Information for his own benefit or for any other purpose other than for the exclusive benefit of the Company and its Subsidiaries, (iii) all Confidential Information is and shall remain the exclusive property of the Company, (iv) upon the termination of his employment with the Company, he will not, without the prior written approval of the Company, keep or remove any books, drawings, documents, records or other written or printed, photographic, encarded, taped, electrostatically or electromagnetically encoded data or information of whatever nature of the Company, and shall immediately return all such material and other Company property in his possession to the Company; provided, however, that the foregoing shall not prohibit Bradley from disclosing Confidential Information (i) to the extent Bradley reasonably believes in good faith that the disclosure of such Confidential Information is in the best interests of the Company or otherwise necessary or appropriate to the effective and efficient discharge of Bradley’s duties to the Company or (ii) to the extent such disclosure is required under Applicable Laws or pursuant to the order of a court or other governmental agency.

5.2 Non-Solicitation. Bradley severally agrees that during any period during which he is employed by the Company and for a period of five (5) years after termination of such employment, he shall not, directly or indirectly, either for himself or for any other Person, (i) hire or offer employment to or seek to hire or offer employment to, or otherwise engage as an employee or independent contractor (collectively, an “Employment Offer”), any employee of the Company or any Subsidiary of the Company, or any former employee having been employed by the Company or any Subsidiary of the Company within one year prior to such Employment Offer, or in any other way interfere with the relationship between the Company or any Subsidiary of the Company and any employee of the Company, or (ii) request, advise or encourage any customer, dealer, financing source, client, vendor or other person with whom the Company or any Subsidiary of the Company conducts business to withdraw, curtail, reduce or cancel its business with the Company.

6. MISCELLANEOUS.

6.1 Legends; Definition.

(a) Each certificate representing the shares of Common Stock now or hereafter owned by Bradley or any other Bradley Party (other than shares subject to pledges as of the date hereof, and only for so long as they remain subject to such pledges) shall be endorsed with the following legend and the legend set forth in Section 6.1(b):

THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF AN INVESTOR RIGHTS AGREEMENT BY AND AMONG CONSUMER PORTFOLIO SERVICES, INC., LEVINE LEICHTMAN CAPITAL PARTNERS IV, L.P., AND THE OTHER PARTIES NAMED THEREIN. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(b) Each certificate representing shares of Common Stock now or hereafter owned by Bradley or any other Bradley Party (other than shares subject to pledges as of the date hereof, and only for so long as they remain subject to such pledges) shall be endorsed with the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT AS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT BY AND AMONG CONSUMER PORTFOLIO SERVICES, INC., LEVINE LEICHTMAN CAPITAL PARTNERS IV, L.P., AND THE OTHER PARTIES NAMED THEREIN. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

6.2 Stock Transfer Records. The Company shall make appropriate notations in its stock transfer records of the restrictions on transfer provided for in this Agreement and shall not record any transfers of capital stock not made in strict compliance with the terms of this Agreement. The Company acknowledges that any such transfer shall constitute an Event of Default under the Securities Purchase Agreement.

6.3 Successors and Assigns. The rights and obligations of LLCP under this Agreement shall be freely assignable in connection with any transfer of any shares of Common Stock owned or held by LLCP or any shares of Common Stock issued or issuable upon exercise of any Purchaser Closing Warrant or any other Warrant or any portion thereof; provided, however, that the rights of LLCP under Section 2, 4.2 (other than the first sentence thereof), 4.3 or 5 may not be assigned except in connection with any such transfer to an Affiliate of LLCP. Any assignee of such rights shall be entitled to all of the benefits of this Agreement as if such assignee were an original party hereto. The rights and obligations of Bradley hereunder may only be assigned, and shall automatically be assigned, to any Person who takes and holds such shares through a private transaction other than one in which a TAR Offer was made or by will or by the laws of descent and distribution. Such persons shall be conclusively deemed to have agreed to and be bound by all the terms and provisions of this Agreement.

6.4 Entire Agreement. This Agreement and the documents referenced herein and the other Investment Documents constitute the entire understanding and agreement between the parties with respect to the subject matter hereof and supersede all prior oral and written, and all contemporaneous oral, agreements, understandings, negotiations, discussions and undertakings relating to the subject matter hereof (including an Investment Proposal Letter dated June 13, 2008, between LLCP and the Company).

6.5 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if transmitted by telecopier with receipt acknowledged by the recipient, or upon delivery, if delivered personally or by recognized commercial courier with receipt acknowledged, or upon receipt, if mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to LLCP, to:

Levine Leichtman Capital Partners IV, L.P.

c/o Levine Leichtman Capital Partners, Inc.

335 North Maple Drive, Suite 240

Beverly Hills, CA 90210

Attention: Arthur E. Levine and Steven E.

Hartman

Telephone: (310) 275-5335

Facsimile: (310) 275-1441

with a copy to:

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, CA 90067

Attention: Mitchell S. Cohen, Esq.

Telephone: (310) 203-7579

Telecopier: (310) 203-7199

If to any assignee of LLCP:	At such assignee’s address as shown on the books of the Company

If to the Company
or to any Bradley Party, to:

Consumer Portfolio Services, Inc.

16355 Laguna Canyon Road

Irvine, CA 92618

Attention: Charles E. Bradley, Jr. (with a

copy to Mark Creatura, general counsel)

Telephone: (949) 753-6800

Facsimile: (949) 450-3951

or at such other address or addresses as LLCP, such assignee or the Company, as the case may be, may specify by written notice given in accordance with this Section 6.5.

6.6 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future Applicable Laws during the term thereof, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible.

6.7 Counterparts. This Agreement may be executed in two or more counterparts and by facsimile transmission, each of which shall be an original, but all of which together shall constitute one instrument.

6.8 Waivers and Amendments. This Agreement may be amended, supplemented or otherwise modified with (and only with) the written consent or agreement of the parties. No course of dealing between the Company or any Bradley Party, on the one hand, and LLCP, on the other hand, nor any delay in exercising any rights hereunder or under any document referenced herein shall operate as a waiver of any rights of LLCP.

6.9 Remedies. In the event that the Company or Bradley fails to comply with, observe or perform any covenant or agreement to be observed or performed by it or him under this Agreement, LLCP may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right of LLCP, or to take any one or more of such actions. Bradley (on behalf of himself and the other Bradley Parties) and the Company hereby agree that LLCP shall not be required or otherwise obligated to, and hereby waives any right to demand that LLCP , post any performance or other bond in connection with the enforcement of its rights and remedies hereunder. The Company agrees to pay all fees, costs, and expenses, including fees and expenses of attorneys, accountants and other experts retained by LLCP, and all fees, costs and expenses of appeals, incurred or expended by LLCP in connection with the enforcement of this Agreement or the collection of any sums due hereunder, whether or not suit is commenced. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.10 Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

6.11 Consent to Jurisdiction and Venue. ANY SUIT, LEGAL ACTION OR SIMILAR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY REFERENCED DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA SITTING IN THE CITY OF LOS ANGELES, STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF CALIFORNIA SITTING IN THE CITY OF LOS ANGELES, STATE OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY INVESTMENT DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH OF THE COMPANY AND THE PURCHASER HEREBY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF THE STATE OF THE NEW YORK.

6.12 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, EACH PARTY HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY INVESTMENT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, THE SECURITIES PURCHASE AGREEMENT OR ANY OTHER RELATED AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6.12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:	CONSUMER PORTFOLIO SERVICES, INC.,
a California corporation

	By:		/s/ Robert E. Riedl
Robert E. Riedl,
Senior Vice President – Finance and Chief
Investment Officer

LLCP:	LEVINE LEICHTMAN CAPITAL
PARTNERS, INC., a California corporation

On behalf of LEVINE LEICHTMAN
CAPITAL PARTNERS IV, L.P., a
Delaware limited partnership

		By:	/s/ Steven E. Hartman
Steven E. Hartman
Vice President

/s/ Charles E. Bradley, Jr.
BRADLEY:	Charles E. Bradley, Jr.